As filed with the Securities and Exchange Commission on November 26, 2002
                          Registration No. 333-_______
==========================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ON TRACK INNOVATIONS LTD.
             (Exact name of registrant as specified in its charter)

             ISRAEL                                      NOT APPLICABLE
(State or other jurisdiction of                         (I.R.S. Employer
 Incorporation or organization)                        Identification No.)

                             Z.H.R. INDUSTRIAL ZONE
                                   P.O. BOX 32
                                ROSH PINA, ISRAEL               12000
                   (Address of principal executive offices)  (Zip code)

                             2001 SHARE OPTION PLAN
                        2001 EMPLOYEE SHARE PURCHASE PLAN
                             1995 SHARE OPTION PLAN
                              (Full title of plans)

                                   OHAD BASHAN
                                OTI AMERICA, INC.
                       1601 SOUTH DE ANZA BLVD., SUITE 201
                           CUPERTINO, CALIFORNIA 95014

                                 (408) 252-0333
            (Name, address, including zip code and telephone number,
                   including area code of agent for service)
                        ---------------------------------
                                   COPIES TO:
    Jon M. Jenkins, Esq.                            Shmuel Zysman, Adv.
        Z.A.G/S&W LLP                              Zysman Aharoni Gayer
     292 Madison Avenue                             & Co. Law Offices
  New York, New York 10017                         52A Hayarkon Street
      (212) 213-8200                              Tel Aviv 63432, Israel
                                                  (011) 972-3-795-5555

                                                   CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED           PROPOSED
                                               AMOUNT                     MAXIMUM            MAXIMUM               AMOUNT OF
                                               TO BE                      OFFERING           AGGREGATE             REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED           REGISTERED                 PRICE PER UNIT     OFFERING PRICE        FEE
                                               ----------                 --------------     --------------        ---
2001 Share Option Plan
Ordinary Shares (nominal NIS 0.1 per share)    680,432 shares (1)(4)      $120.00(5)       $81,651,840.00(5)     $7,512.00(5)

2001 Employee Share Purchase Plan
Ordinary Shares (nominal NIS 0.1 per share)     67,500 shares (2)(4)      $  7.20(6)       $     486,000(6)      $    44.7(6)

1995 Share Option Plan
Ordinary Shares (nominal NIS 0.1 per share)     82,894 shares (1)(3)      $115.00(5)       $   9,532,810(5)      $  877.00(5)

(1) An aggregate of 825,000 Ordinary Shares may be offered or issued pursuant to the 2001 Share Option Plan, 680,432 of which are registered on this Form S-8. The remaining 144,568 Ordinary Shares were issued pursuant to option exercises occurring prior to the effective date of this Form S-8 and therefore are not registered.

(2) An aggregate of 67,500 Ordinary Shares may be offered or issued pursuant to the 2001 Employees Share Purchase Plan, all of which are registered on this Form S-8.

(3) An aggregate of 130,300 Ordinary Shares may be offered or issued pursuant to the 1995 Share Option Plan, 82,894 of which are registered on this Form S-8.
The remaining 47,406 Ordinary Shares were issued pursuant to option exercises occurring prior to the effective date of this Form S-8 and therefore are not registered.

(4) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of Ordinary Shares that may be offered or issued by reason of stock splits, stock dividends or similar transactions pursuant to the 2001 Share Option Plan and the 1995 Share Option Plan.

(5) Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h), the aggregate offering price and the fee have been computed on the basis of the price at which the option may be exercised. The offering price per share set forth for such shares is the exercise price per share at which such options are exercisable.

(6) The price of $7.2 per share, which is the average of the high and low prices of an Ordinary Share of the Company reported on November 25, 2002 on Nasdaq, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c) and has been used for those shares without a fixed exercise price.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM  1. PLAN INFORMATION.

         The documents containing the information in this Item 1 will be sent or given to employees, directors and others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

ITEM  2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by On Track Innovations Ltd. (the "Company" or the "Registrant") with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference in this Registration Statement:

     (a) Description of ordinary shares contained in the Registrant's registration statement on Form F-1 (File No. 333-90496) as declared effective on November 8, 2002 and in the Registrant's registration statement on Form 8-A filed pursuant to the Exchange Act filed on June 19, 2002.

         All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which (i) indicates that all securities offered under this Registration Statement have been sold or (ii) which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

ITEM  4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM  5. INTEREST OF NAMED EXPERTS AND COUNSEL.

         Israeli counsel for the Company, Zysman Aharoni Gayer & Co., 52A Hayarkon Street, Tel Aviv, 63432, Israel, has rendered an opinion as to the Ordinary Shares offered hereby. As of the date hereof, Zysman Aharoni Gayer & Co. holds in the aggregate options to purchase 20,000 Ordinary Shares of the Company.

ITEM  6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under the Israeli Companies Law, an Israeli company may only exculpate an office holder in advance, in whole or in part, for breach of duty of care and only if a provision authorizing such exculpation is included in its articles of association. The Company's articles of association include such provision. A company may not exculpate an office holder for breach of duty of loyalty. However, the company may approve an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval.

         A company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. The Company's articles of association include such provision. Advance indemnification of an office holder must be limited to foreseeable liabilities and reasonable amounts determined by the board of directors. A company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

     o a financial liability imposed on him in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by court; and

     o reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him by the company, on its behalf or by a third party, in connection with criminal proceedings in which the officer holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

         A company may insure an office holder against the following liabilities incurred for acts performed as an office holder:

     o a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o    a breach of duty of care to the company or to a third party; and

     o a financial liability imposed on the office holder in favor of a third party.

         An Israeli company may not indemnify or insure an office holder against any of the following:

     o a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o    a breach of duty of care committed intentionally or recklessly;

     o an act or omission committed with intent to derive illegal personal benefit; or

     o    a fine levied against the office holder.

         Under the Israeli Companies Law, indemnification and insurance of office holders must be approved by the Company's audit committee and the Company's board of directors and, in specified circumstances, by the Company's shareholders.

         The Company's articles of association allow the Company to indemnify and insure its office holders to the fullest extent permitted by the Companies Law. The Company's office holders are currently covered by a directors and officers' liability insurance policy with an aggregate claim limit of $20 million. As of the date of this offering, no claims for directors and officers' liability insurance have been filed under this policy.

         The Company's board of directors has resolved to indemnify and insure the Company's office holders with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

         The Company's U.S. subsidiary has also entered into indemnification agreements with certain of its key employees. These agreements provide, independent of the indemnification these individuals are entitled to by law and under the provisions of the subsidiary's charter, indemnification for certain acts while employed by the subsidiary. These indemnification agreements contain exclusions, such as limiting indemnification that would be unlawful or that is covered by other liability insurance. Moreover, employees are not indemnified against liability to the extent that the employee gained a personal profit to which he or she is not legally entitled, including proceeds obtained from the illegal trading of the Company's equity securities. The performance of these agreements is guaranteed by the Company as parent of the U.S. subsidiary, to the extent permitted by Israeli law.

ITEM  7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM  8. EXHIBITS.


EXHIBIT           DESCRIPTION
NUMBER

4.1 Memorandum of Association, dated as of February 14, 1990 and Certificate of Change of Name, dated as of July 22, 1998 (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form F-1 (File No. 333-90496))

4.3 Amended Articles of Association dated as of June 14, 2002 (incorporated by reference to Exhibit 3.2 to the Company Registration Statement on Form F-1 (File No. 333-90496))

4.4      2001 Employee Share Option Plan (incorporated by reference to Exhibit
         10.31 to the Company's Registration Statement on Form F-1 (File No. 333-90496))

4.5.     2001 Employee Share Purchase Plan (incorporated by reference to Exhibit
         10.30 to the Company's Registration Statement on Form F-1 (File No. 333-90496))

4.6 1995 Share Option Plan (incorporated by reference to Exhibit 10.1 to the Company Registration Statement on Form F-1 (File No. 333-90496))

5.1      Opinion of Zysman Aharoni Gayer & Co. Law Offices (filed herewith)

23.1     Consent of Counsel (contained in Exhibit 5.1)

23.2     Consent of Independent Auditors (filed herewith)

24.1     Power of Attorney (filed herewith)


ITEM  9.          UNDERTAKINGS.


         (a)      The undersigned Registrant hereby undertakes:


         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosh Pina, Israel, on the 26 day of November, 2002.

                                            ON TRACK INNOVATIONS LTD.

                                            By:    /s/ Oded Bashan
                                            ------------------------------------
                                            Oded Bashan
                                            Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                              TITLE                         DATE
---------                              -----                         ----

/s/ Oded Bashan               Chief Executive Officer          November 26, 2002
------------------------      (Principal Executive Officer)
Oded Bashan


/s/ Guy Shafran               Chief Financial Officer          November 26, 2002
--------------------------    (Principal Financial and
Guy Shafran                   Accounting Officer)


A majority of the Board of Directors (Oded Bashan, Ronnie Gilboa, Shulamith Shiffer, Felix Goedhart and Raanan Ellran).

Date:  November 26, 2002                    By:  /s/ Oded Bashan
                                            ---------------------------
                                            Oded Bashan
                                            Attorney-In-Fact

                                  EXHIBIT INDEX

EXHIBIT           DESCRIPTION
NUMBER

4.1 Memorandum of Association, dated as of February as of February 14, 1990 and Certificate of Change of Name, dated as of July 22, 1998 (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form F-1 (File No. 333-90496))

4.3 Amended Articles of Association dated as of June 14, 2002 (incorporated by reference to Exhibit 3.2 to the Company Registration Statement on Form F-1 (File No. 333-90496))

4.4      2001 Employee Share Option Plan (incorporated by reference to Exhibit
         10.31 to the Company's Registration Statement on Form F-1 (File No. 333-90496))

4.5.     2001 Employee Share Purchase Plan (incorporated by reference to Exhibit
         10.30 to the Company's Registration Statement on Form F-1 (File No. 333-90496))

4.6 1995 Share Option Plan (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form F-1 (File No. 333-90496))

5.1      Opinion of Zysman Aharoni Gayer & Co. Law Offices (filed herewith)

23.1     Consent of Counsel (contained in Exhibit 5.1)

23.2     Consent of Independent Auditors (filed herewith)

24.1     Power of Attorney (filed herewith)